Exhibit 10.24

September 26, 2021

Jon Jacobs

[***]

Subject: Offer of Employment

Dear Jon,

It is with great pleasure that I offer you a full-time employment position at Solid Power, Inc. ("Company") under the exempt position of Chief Marketing Officer reporting to Doug Campbell, Chief Executive Officer. Your start date is expected to be October 18, 2021, subject to standard corporate approvals and satisfactory completion of a directors and officers questionnaire. As discussed with you, we feel that your skill set is ideally suited to our efforts in developing and commercializing the Company's products.

The terms of this offer are as follows:

1.	Your employment with the Company shall be in accordance with the terms of a Confidential Information, Invention Assignment and Arbitration Agreement (PIIA). The PIIA shall be signed by both parties on, or prior to, your employment start date.
2.	This offer is subject to Company's receipt of documentation to satisfy the 19 requirements establishing your legal authorization to work in the United States of America.
3.	An annual salary of $275,000.00 paid according to the company's standard payroll frequency, which is currently semimonthly, on the 10th and the 25th.
4.	Eligibility for all company benefits effective the first of the month following your start date, with the exception of 401k. Participation eligibility for this plan is December 1, 2021. Current benefits include:
●	Comprehensive health insurance plans, including medical, dental and vision, with base employee health coverage at no cost to the employee.
●	Company paid Short-Term Disability (STD) and Long-Term Disability (LTD) insurance.
●	Company paid Life/Accident Death & Dismemberment (AD&D) insurance with the option to purchase additional insurance for employee and dependents.
●	Supplemental Accident insurance, Employee Assistance Plan (EAP}, Health Savings Account (HSA) and Flexible Savings Account (FSA) available.
●	Unlimited Paid Time Off (PTO) policy and Six (6) Paid Holidays.
●	Up to six (6) Weeks Paid FMLA Leave.
●	$100/month cell phone reimbursement.
●	401(k) retirement plan with a company match up to 4% of annual salary- fully vested.
●	Participation in the Company's Equity Incentive plan consisting of an option grant to purchase 325,000 shares of common stock upon commencement of employment, vesting as follows: ¼ on the first anniversary of the grant date with the balance vesting in a series of 36 successive monthly installments measured from the first anniversary of the grant date.
5.	A bonus of up to 35% of the paid annual salary, subject to board approval.
6.	Relocation allowance of $100,000.00, payable within 30 days following completion of your permanent relocation to the Boulder/Denver metropolitan area.
7.	Severance protection as follows.
a.	0.5X salary for 6 months and 6 months health premium if terminated not for cause or for good reason without a change-of-control
b.	1.0X salary, 1.0X target bonus, 12 months health premiums & full acceleration of unvested equity if terminated not for cause or for good reason following a change-of-control (effective 3 months prior and 12 months after change of control)

Kindly affirm your acceptance of this offer by signing and dating below and returning to the Company. Please feel free to contact Stacy Morse at [***] or [***] if you have any questions.

Signed,	Signed,

/s/ Doug Campbell	/s/ Jon Jacobs
Doug Campbell, CEO	Jon Jacobs
September 26, 2021	Date: 9/26/21